Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Fourth Quarter and Fiscal Year 2003 Results
Fiscal Year Net Revenues Up 16.7% — Fiscal Year EPS Up 26.9%

San Francisco, CA, March 18, 2004 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter and fiscal year ended February 1, 2004. Net revenues for the fourth quarter of fiscal year 2003 increased 16.9% to $1.004 billion. Net revenues for fiscal year 2003 increased 16.7% to $2.754 billion. Diluted earnings per share for the fourth quarter of fiscal year 2003 increased 26.9% to $0.85, the high end of the guidance provided by the Company on January 8, 2004. Diluted earnings per share for fiscal year 2003 also increased 26.9% to $1.32.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive year of record financial performance. In fiscal year 2003, we delivered the highest pre-tax operating margin and diluted earnings per share in the history of the Company, increased our return on assets, repurchased approximately 1.8 million shares of our common stock, and met or exceeded in every quarter the earnings projections we gave to our shareholders. Operationally in 2003, we deepened our commitment to multi-channel retailing by launching our newest concept, PBTeen, in both the catalog and Internet, and by expanding our West Elm concept into both the retail and Internet channels. We also substantially improved our supply chain cost structure and continued to invest in the infrastructure and systems necessary to drive future operational efficiencies. To support the growth in our core brands and to prepare for the expected growth in our new and emerging brands (PBTeen, Hold Everything, West Elm, and Williams-Sonoma Home), we increased our distribution square footage by approximately 35% and substantially upgraded our distribution operating systems. The successful execution of all of these initiatives has left us well positioned to deliver on the 2004 financial guidance we provided to our shareholders in our 2004 guidance press release this morning.”

Howard Lester, Chairman, commented, “I am extremely proud of this company-wide effort. Our 2003 results once again demonstrated our ability to drive top-line sales growth, while at the same time, consistently delivering on the financial and operational commitments that we have set for ourselves. I believe that this consistency in execution is a distinct competitive advantage that will continue to benefit us in 2004 and beyond as we continue rolling out our new and emerging brands.”

❑   FOURTH QUARTER 2003 — RESULTS FOR THE 13 WEEKS ENDED FEBRUARY 1, 2004

Net earnings for the 13 weeks ended February 1, 2004 were $102.1 million or $0.85 per diluted share versus $79.8 million or $0.67 per diluted share for the 13 weeks ended February 2, 2003.

Net revenues, including shipping fees, increased 16.9% to $1.004 billion in the fourth quarter of fiscal year 2003 versus $859.0 million in the fourth quarter of fiscal year 2002.

Retail net sales increased 12.2% to $625.1 million in the fourth quarter of fiscal year 2003 versus $557.1 million in the fourth quarter of fiscal year 2002. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.8%, including 34 net new stores, and a comparable store sales increase of 4.1%. Net sales generated in the Pottery Barn, Williams-Sonoma, and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by the transitional impact of our Hold Everything brand realignment strategy. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	2/1/04	2/2/03
Williams-Sonoma	4.8%	5.3%
Pottery Barn	4.3%	(0.8%)
Pottery Barn Kids	(1.1%)	(1.6%)
Hold Everything	(2.0%)	(0.9%)
Outlets	7.9%	10.2%

Total	4.1%	2.4%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer net sales (including catalog and Internet) in the fourth quarter of fiscal year 2003 increased 26.3% to $322.2 million versus $255.2 million in the fourth quarter of fiscal year 2002. This increase was primarily driven by net sales generated in the Pottery Barn and Pottery Barn Kids brands, in addition to incremental sales from our newest brand, PBTeen. All of the brands in the direct-to-customer channel delivered positive growth during the quarter. Internet sales in the fourth quarter of fiscal year 2003 increased 74.0% to $120.9 million compared to $69.5 million in the fourth quarter of fiscal year 2002.

Gross margin expressed as a percentage of net revenues increased 10 basis points to 44.1% in the fourth quarter of fiscal year 2003 from 44.0% in the fourth quarter of fiscal year 2002. This increase as a percentage of net revenues was primarily driven by a rate reduction in occupancy and freight-to-store expenses, partially offset by increased inventory shrinkage and other related inventory costs. The rate reduction in occupancy and freight-to-store expenses resulted from a greater percentage of total company net revenues in the fourth quarter of fiscal year 2003 being generated by the direct-to-customer channel, which does not incur store occupancy or freight-to-store expenses. The increase in inventory shrinkage and other related inventory costs in the fourth quarter of fiscal year 2003 was primarily due to significantly higher inventory levels in the fourth quarter of fiscal year 2003 and a relatively low level of inventory expense in the fourth quarter of fiscal year 2002.

Selling, general and administrative expenses were $276.7 million or 27.5% of net revenues in the fourth quarter of fiscal year 2003 versus $249.0 million or 29.0% of net revenues in the fourth quarter of fiscal year 2002. This decrease of approximately 150 basis points as a percentage of net revenues was primarily due to lower year-over-year employment expense, partially offset by an increase in catalog advertising expense. The employment cost decrease was primarily driven by a year-over-year reduction in incentive compensation and employee separation costs associated with the departure of our former Chief Executive Officer during the fourth quarter of fiscal year 2002. The increase in catalog advertising expense as a percentage of net revenues was primarily driven by a greater percentage of total company net revenues in the fourth quarter of fiscal year 2003 being generated by the direct-to-customer channel, which incurs substantially higher catalog advertising costs than the retail channel, and significantly higher advertising costs as a percentage of net revenues being incurred in the emerging brands.

❑  FISCAL YEAR 2003 — RESULTS FOR THE 52 WEEKS ENDED FEBRUARY 1, 2004

Net earnings for the fiscal year ended February 1, 2004 increased 26.4% to $157.2 million versus $124.4 million for the 52 weeks ended February 2, 2003. Diluted earnings per share for fiscal year 2003 increased 26.9% to $1.32 versus $1.04 per diluted share for fiscal year 2002. Due to quarterly rounding and weighted average share counts, the full-year diluted earnings per share in fiscal year 2003 and fiscal year 2002 do not equal the sum of the quarters, as shown.

Year-Over-Year Diluted EPS Calculation

Quarter	2003 Actual	2002 Actual
1st Quarter	$0.11	$0.13
2nd Quarter	$0.15	$0.12
3rdQuarter	$0.20	$0.13
4th Quarter	$0.85	$0.67
Fiscal Year Sum of Quarters	$1.31	$1.05
Fiscal Year Reported	$1.32	$1.04

Net revenues, including shipping fees, increased 16.7% to $2.754 billion in fiscal year 2003 versus $2.361 billion in fiscal year 2002.

Retail net sales increased 14.0% to $1.615 billion in fiscal year 2003 versus $1.417 billion in fiscal year 2002. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.8%, including 34 net new stores, and a positive comparable store sales increase of 4.0%. Net sales generated in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by the transitional impact of our Hold Everything brand realignment strategy. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Fiscal Year Comparable Store Sales* by Retail Concept

	52-Weeks Ended
Retail Concept	2/1/04	2/2/03
Williams-Sonoma	6.7%	3.3%
Pottery Barn	2.3%	2.6%
Pottery Barn Kids	0.4%	(0.3%)
Hold Everything	(5.2%)	(5.4%)
Outlets	6.7%	4.3%

Total	4.0%	2.7%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer (including catalog and Internet) net sales increased 21.1% to $966.4 million in fiscal year 2003 versus $798.2 million in fiscal year 2002. This year-over-year increase was primarily driven by net sales generated in the Pottery Barn and Pottery Barn Kids brands in addition to incremental sales from the PBTeen and West Elm brands. Internet sales increased 66.1% to $332.9 million in fiscal year 2003 versus $200.4 million in fiscal year 2002.

Merchandise inventories at cost at the end of fiscal year 2003 were $404.1 million versus $321.2 million at the end of fiscal year 2002, a year-over-year increase of $82.9 million or 25.8%. Excluding the new and emerging brands, merchandise inventories at the end of fiscal year 2003 increased 19.6%. Of the $82.9 million increase, approximately 60% was in the retail channel, 26% was in the direct-to-customer channel, and 14% was in transit from vendors. This increase was the result of a strategic management decision in late 2002 to improve the in-stock positions on core merchandise in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands and to support the growth of the new and emerging brands.

Gross margin expressed as a percentage of net revenues in fiscal year 2003 and fiscal year 2002 was unchanged at 40.3%. However, in fiscal year 2003, a substantial rate reduction in occupancy expenses and lower shipping costs was offset by increased inventory shrinkage and other inventory related costs in addition to the negative impact of the strengthened Euro. The rate reduction in occupancy expenses was attributable to a greater percentage of total company net revenues being generated in the direct-to-customer channel, which does not incur store occupancy expenses.

Selling, general and administrative expenses were $855.8 million or 31.1% of net revenues in fiscal year 2003 versus $749.3 or 31.7% of net revenues in fiscal year 2002. This 60 basis point improvement as a percentage of net revenues was primarily due to lower year-over-year employment expense, partially offset by an increase in catalog advertising expense. The employment cost decrease was primarily driven by a year-over-year reduction in incentive compensation and employee separation costs associated with the departure of our former Chief Executive Officer during fiscal year 2002. The increase in catalog advertising expense as a percentage of net revenues was primarily driven by a greater percentage of total company net revenues in fiscal year 2003 being generated by the direct-to-customer channel, which incurs substantially higher catalog advertising costs than the retail channel, and significantly higher advertising costs as a percentage of net revenues being incurred in the new and emerging brands.

❑   IMPLEMENTATION OF FIN 46, “CONSOLIDATION OF VARIABLE INTEREST ENTITIES”

As previously disclosed, the Company adopted FASB Interpretation No. 46R (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires existing unconsolidated entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Accordingly, the two variable interest entity partnerships from which we lease our Memphis-based distribution facilities were consolidated by us as of February 1, 2004. The consolidation resulted in increases to our consolidated balance sheet of approximately $19,500,000 in assets (primarily buildings), $18,200,000 in long-term debt, and $1,300,000 in other long-term liabilities with no cumulative effect charge to our fiscal year 2003 consolidated statement of earnings.

❑   STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to 4,000,000 shares of our outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, 2,000,000 shares of common stock under the program were repurchased. In the fourth quarter of fiscal year 2003, an additional 1,785,000 shares were repurchased. The 215,000 shares remaining under the program were repurchased during the first four weeks of fiscal year 2004.

☐   CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 18, 2004 at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

☐   FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to growth in our core brands and new and emerging brands, our 2004 financial guidance, and our ability to execute consistently in the future.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions; fluctuations in our stock price, capital reserves and cash flows; changes in our growth strategies; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; multi-channel and multi-brand complexities; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with and furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 2, 2003 and the subsequent quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

☐   ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBTeen, Hold Everything, West Elm and Chambers, are marketed through 512 stores, eight mail order catalogs and five e-commerce web sites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	February 1,	February 2,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$163,910	$193,495
Accounts receivable - net	31,573	34,288
Merchandise inventories - net	404,100	321,247
Prepaid catalog expenses	38,465	35,163
Prepaid expenses	24,780	21,346
Deferred income taxes	20,532	16,304
Other assets	4,529	3,541

Total current assets	687,889	625,384

Property and equipment - net	765,030	631,774
Other assets - net	17,816	7,297

Total assets	$1,470,735	$1,264,455

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$155,888	$166,102
Accrued expenses	78,674	82,027
Customer deposits	116,173	93,073
Income taxes payable	64,525	56,442
Current portion of long-term debt	8,988	7,419
Other liabilities	18,636	19,765

Total current liabilities	442,884	424,828

Deferred rent and lease incentives	176,015	161,091
Long-term debt	28,389	18,071
Deferred income tax liabilities	8,887	11,341
Other long-term obligations	9,969	5,146

Total liabilities	666,144	620,477

Shareholders’ equity	804,591	643,978

Total liabilities and shareholders’ equity	$1,470,735	$1,264,455

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER				YEAR TO DATE
	2003		2002		2003		2002
	(13 Weeks)		(13 Weeks)		(52 Weeks)		(52 Weeks)
		% Of		% Of		% Of		% Of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues
Retail sales	$625,087	62.3%	$557,116	64.9%	$1,614,861	58.6%	$1,416,585	60.0%
Retail shipping fees	2,326	0.2	2,161	0.2	7,522	0.3	7,408	0.3
Direct-to-customer sales	322,208	32.1	255,158	29.7	966,423	35.1	798,195	33.8
Direct-to-customer shipping fees	54,660	5.4	44,529	5.2	165,562	6.0	138,642	5.9

Net revenues	1,004,281	100.0	858,964	100.0	2,754,368	100.0	2,360,830	100.0

Cost of goods and occupancy expenses	512,347	51.0	440,854	51.3	1,500,602	54.5	1,281,613	54.3
Shipping costs	49,514	4.9	39,970	4.7	143,189	5.2	127,616	5.4

Total cost of goods sold	561,861	55.9	480,824	56.0	1,643,791	59.7	1,409,229	59.7

Gross margin	442,420	44.1	378,140	44.0	1,110,577	40.3	951,601	40.3
Selling, general and administrative expenses	276,656	27.5	248,994	29.0	855,790	31.1	749,299	31.7

Earnings from operations	165,764	16.5	129,146	15.0	254,787	9.3	202,302	8.6
Interest expense (income) - net	(289)	—	(565)	(0.1)	(851)	—	20	—

Earnings before income taxes	166,053	16.5	129,711	15.1	255,638	9.3	202,282	8.6
Income taxes	63,937	6.4	49,939	5.8	98,427	3.6	77,879	3.3

Net earnings	$102,116	10.2%	$79,772	9.3%	$157,211	5.7%	$124,403	5.3%

Earnings per share:
Basic	$0.87		$0.69		$1.36		$1.08
Diluted	$0.85		$0.67		$1.32		$1.04
Shares used in calculation of earnings per share:
Basic	116,859		116,030		115,583		115,100
Diluted	120,610		119,891		119,016		119,550

	November 2,			February 1,	February 2,
Store table	2003	Openings	Closings	2004	2003
Williams-Sonoma	243	3	(9)	237	236
Pottery Barn	170	7	(3)	174	159
Pottery Barn Kids	77	1	—	78	56
Hold Everything	12	—	(4)	8	13
West Elm	—	1	—	1	—
Outlets	14	1	(1)	14	14

Total	516	13	(17)	512	478

Store selling square footage (sq. ft.)	2,577,000			2,624,000	2,356,000
Store leased square footage (sq. ft.)	4,075,000			4,163,000	3,725,000